Exhibit 10.1

1.	STOCK OPTION AGREEMENT

(US AND NON-US EMPLOYEES)

2.

3.	TERMS AND CONDITIONS

This Stock Option Agreement (the “Agreement”) is made and entered into as of the Option Date indicated on the Options and Awards Summary provided with this Agreement by and between Mentor Graphics Corporation, an Oregon corporation (the “Company”), and you. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as set forth in Plan and the Options and Awards Summary. The terms of this Agreement are as follows:

1.	Grant of Option.

The Company hereby grants you an option to purchase shares of the Company’s common stock (the “Option”) under the 1982 Stock Option Plan or the 1986 Stock Plan (the “Plan”). This Option is the most recent option summarized on the Options and Awards Summary provided to you with this Agreement. The number of shares subject to this Option and the price per share are indicated in the Options and Awards Summary. By accepting this Option, you agree to all the terms and conditions of this Agreement, including the Appendix to this Agreement, the Options and Awards Summary and the Plan.

2.	Time of Exercise.

2.1    Subject to Sections 2.2, 2.3, 2.4, 3 and 9.2, this Option may be exercised from time to time to purchase whole shares of the Company’s common stock with respect to which it has become exercisable. This Option shall become exercisable for 25% of the shares on the first anniversary of the Option Date shown on the Option and Awards Summary and for 1/48th of the shares at the end of each one-month period thereafter, so that this Option will be fully exercisable on the fourth anniversary of the Option Date.

2.2    In the event of termination of your employment due to your death, the percent of shares for which this Option is exercisable will be at least 50 percent (i.e., this Option will lapse with respect to no more than 50% of the shares upon termination of your employment due to your death).

2.3    Subject to the limits in Section 3, this Option shall become exercisable in full if a Change in Control (as defined in Section 17.1) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 17.2), if any, or the Change in Control and on or before the first anniversary of the Change in Control, (a) your employment is terminated by the Company without Cause (as defined in Section 17.3), (b) your employment is terminated by you for Good Reason (as defined in Section 17.4), or (c) your employment terminates as a result of your death or Disability (as defined in Section 17.5); provided, however, that this option may also become exercisable in full in connection with a Change in Control as provided in Section 9.2.

2.4    Subject to the limits in 3, this option shall become exercisable in full upon your retirement, which shall mean any termination of your employment after you have reached age 65 and have been employed by the Company for at least 10 years.

2.5    This Option will terminate on the tenth anniversary of the Option Date (the “Termination Date”), unless it is earlier terminated as provided in Section 3 or Section 9.2.

3.	Employment Requirements.

3.1    Notwithstanding the vesting schedule set forth in Section 2.1 above, this Option may not be exercised unless you have been employed by the Company or any of its subsidiaries continuously for at least one year prior to the exercise date except in the event your employment is sooner terminated under circumstances described in Section 2.2 or Section 2.3. Employment before and after the date of this option will be counted. “Employment” for this purpose will include periods of illness or other leaves of absence authorized by the Company or a subsidiary and periods during which you are eligible for disability benefits under a plan maintained by the Company or a subsidiary.

3.2    If your employment with the Company and its subsidiaries terminates, an Option Reference Date will be established. Any portion of this Option that is not exercisable on the Option Reference Date will lapse, subject to the exceptions described in Sections 2.2 and 2.3 above. The Option Reference Date will be fixed as follows:

(a)    If you terminate employment by death or Disability, the date one year after the last day of your active employment (subject to Section 4.1(l) below) will be the Option Reference Date.

(b)    If you retire on or after age 65, the last day of your active employment (subject to Section 4.1(l) below) will be the Option Reference Date.

(c)    If neither (a) nor (b) applies, the Company may fix an Option Reference Date by notice to you. The Option Reference Date cannot be earlier than the notice. This would apply if you quit or were discharged.

(d)    If neither (a) nor (b) applies and the Company does not fix a date under (c), the Option Reference Date will be the last day of your active employment (subject to Section 4.1(l) below), disregarding any terminal leave when regular duties are not required.

(e)    Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason after Shareholder Approval and prior to the occurrence of a Change in Control, the Option Reference Date shall be either (i) the date of the first Change in Control that occurs within one year after Shareholder Approval, or (ii) if no Change in Control occurs during such period, the date determined under (b), (c) or (d), as applicable.

3.3    Any portion of this Option that is exercisable on or before the Option Reference Date may be exercised up to the earlier of the Termination Date or a date fixed as follows:

(a)    On death or Disability - one year after the last day of your active employment (subject to Section 4.1(l) below).

(b)    On retirement as defined in 2.4 – two years after the last day of your full employment.

(c)    If your employment is terminated by the Company without Cause or by you for Good Reason within one year after either Shareholder Approval or a Change in Control - one year after the last day of your active employment (subject to Section 4.1(l) below).

(d)    If none of (a), (b) or (c) applies - 30 days after the Option Reference Date.

4.	Nature of Grant; No Advice Regarding Grant.

4.1    In accepting the grant of this Option, you acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)    all decisions with respect to future grants of options, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan shall not create a right to further employment with the Company or any subsidiary of the Company that employs you (the “Employer”) and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)    you are voluntarily participating in the Plan;

(f)    this Option and the shares of common stock subject to this Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any subsidiary of the Company, and which is outside the scope of your employment contract, if any;

(g)    the grant of this Option and the shares of common stock subject to this Option are not intended to replace any pension rights or compensation;

(h)    this Option and the shares of common stock subject to this Option are not part of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, or pension or retirement or welfare benefits or similar payments, and in no event should be considered compensation for, or as relating in any way to, past services for the Company, the Employer or any subsidiary of the Company;

(i)    the grant of this Option and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary of the Company;

(j)    the future value of the underlying shares of common stock is unknown and cannot be predicted with certainty;

(k)    in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from your termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l)    in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in this Option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer employed for purposes of your Option grant; and

(m)    except as provided in Section 9.2 below, this Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

4.2    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or the exercise of this Option or sale of the underlying shares of common stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

5.	Nonassignability.

This Option may not be assigned or transferred except on death, by will or operation of law and may be exercised during your lifetime only by you. The terms of this Agreement and the Plan shall be binding upon your executors, administrators, heirs, successors and assigns.

6.	Exercise of Option.

6.1    This Option may be exercised by written notice to the Company stating the number of vested shares you want to buy and the proposed date of exercise, which will be fixed by mutual agreement. If you and the Company do not agree, then the exercise date will be the first working day that is more than 60 days after notice of exercise.

6.2    You must furnish to the Company before exercise such other documents or representations as the Company may require to ensure compliance with applicable laws and regulations. The Company shall not be obligated to issue shares upon exercise of this Option if the Company is advised by its legal counsel that such issuance would violate local, state or federal laws.

6.3    The full purchase price and any applicable Tax-Related Items (as defined in Section 7 below) must be paid in full upon exercise of all or any part of this Option. You may elect to pay the purchase price by cash, check, delivery of Company common stock (unless you are employed outside the U.S.) or consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan. Stock delivered in payment of the option price will be valued at fair market value as determined by the Compensation Committee of the Company’s Board of Directors (the “Administrator”). You will not be entitled to any voting or other shareholder rights in respect of any shares subject to the Option until such shares have been issued to you.

7.	Tax Withholding

7.1    Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option, the subsequent sale of shares of common stock acquired upon exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7.2    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from your wages or other cash compensation paid by the Company and/or the Employer; or

(b)    withholding from proceeds of the sale of shares of common stock acquired upon exercise of this Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(c)    withholding in shares of common stock to be issued upon exercise of this Option.

7.3    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of common stock, for tax purposes, you are deemed to have been issued the full number of shares of common stock subject to the exercised Options, notwithstanding that a number of the shares of common stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

7.4    Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of common stock if you fail to comply with your obligations in connection with the Tax-Related Items.

8.	Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all option grants or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). You understand that Data will be transferred to such stock plan service provider as may be selected by the Company, which assists the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from those of your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

9.	Changes in Capital Structure.

9.1    If during the term of this Option the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Administrator in the number and kind of shares subject to this Option, or the unexercised portion thereof. Such adjustments shall be made without change in the total value applicable to the unexercised portion of this Option and with a corresponding adjustment in the Option price per share. Fractional shares will be disregarded. Any such adjustment made by the Administrator shall be conclusive.

9.2    If during the term of this option there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding shares of common stock of the Company are converted into cash, other securities or other property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

(a)    the option shall be converted into an option to purchase stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of this option, and with the amount and type of shares subject thereto and option price per share thereof to be conclusively determined by the Administrator, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of shares of the Company following the applicable transaction, and disregarding fractional shares; or

(b)    the Administrator shall provide a 30-day period prior to such event during which this Option will be exercisable for 100 percent of the shares subject to this Option and after which this Option will terminate.

10.	Notices.

Any notices under this Option must be in writing and will be effective when actually delivered (including via electronic mail) or, if mailed, when deposited postpaid. Mail shall be directed to you at your last address shown on record at the Company, and to the Company at Legal Department, Mentor Graphics Corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070, U.S.A., or to such other address as a party may certify by notice to the other party.

11.	Governing Law/Venue.

11.1 The grant of Options and the provisions of this Agreement are governed by, and subject to, the laws of the state of Oregon, without regard to the conflict of law provisions, as provided in the Plan.

11.2 For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Oregon and agree that such litigation shall be conducted only in the courts of Clackamas County, Oregon, or the federal courts for the United States for the District Court of Oregon, and no other courts, where this grant is made and/or to be performed.

12.	Language.

If you have received this Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.

13.	Electronic Delivery.

The Company, may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.	Appendix.

Notwithstanding any provisions in this Agreement, the grant of this Option shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country of residence (“Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

16.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any shares of common stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.	Definitions.

17.1 Change in Control.    A Change in Control shall be deemed to occur upon the earliest to occur after the Option Date of any of the following events:

17.1.1  Acquisition of Stock by Third Party.  The acquisition by any Person of Beneficial Ownership of 40% or more of either the then-outstanding shares of common stock of the Company or the Outstanding Voting Securities; provided, however, that any acquisition directly from the Company shall not constitute a Change in Control;

17.1.2  Change in Board of Directors.  Individuals who, as of the Option Date, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Option Date or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

17.1.3  Corporate Transactions.  The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless immediately following such Business Combination: (a) all or substantially all of the Persons who were Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities; (b) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 40% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to such Business Combination; and (c) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

17.1.4  Liquidation.  The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale or disposition in one transaction or a series of related transactions); or

17.1.5  Other Events.  There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

17.1.6 Certain Definitions.  For purposes of Section 17.1, the following terms shall have the following meanings:

“Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Outstanding Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or Subsidiary of the Company or of any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary of the Company or of a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” means, with respect to any Person, any business organization or legal entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

17.2 Shareholder Approval.  Shareholder Approval means approval by the shareholders of the Company of a transaction, the consummation of which would result in the occurrence of a Change in Control.

17.3 Cause.  If you are a party to a Severance Agreement with the Company, Cause shall have the meaning set forth therein. If you are not a party to a Severance Agreement with the Company, termination by the Company of your employment for Cause shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of any person to whom you directly or indirectly report within the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (c) upon your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company, or (d) upon your willful engagement in illegal conduct which is injurious to the Company.

17.4 Good Reason.  If you are a party to a Severance Agreement with the Company, Good Reason shall have the meaning set forth therein. If you are not a party to a Severance Agreement with the Company, Good Reason shall mean, without your express written consent, the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, provided you give notice to the Company of your intent to terminate your employment for Good Reason within 90 days after notice to you of such circumstances and such circumstances are not fully corrected by the Company within 30 days after your notice:

17.4.1  the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the date of Shareholder Approval (the “Approval Date”), if applicable, or the date of the Change in Control (the “Change in Control Date”), a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Approval Date, if applicable, or the Change in Control Date, or any other action by the Company that results in a material diminution in your position, authority, title, duties or responsibilities;

17.4.2  the Company’s reduction of your annual base salary as in effect on the Approval Date, if applicable, or the Change in Control Date or as the same may be increased from time to time;

17.4.3  the relocation of the Company’s offices at which you are principally employed immediately prior to the Approval Date, if applicable, or the Change in Control Date (your “Principal Location”) to a location more than twenty-five (25) miles from such location or the Company’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

17.4.4  the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

17.4.5  the Company’s failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate in on the Approval Date, if applicable, or the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed on the Approval Date, if applicable, or the Change in Control Date; or

17.4.6  the Company’s failure to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the Approval Date, if applicable, or the Change in Control Date.

17.5 Disability.  If you are a party to a Severance Agreement with the Company, Disability shall have the meaning set forth therein. If you are not a party to a Severance Agreement with the Company, termination of your employment for Disability shall result if, as a result of illness or injury you suffer from a condition of mind or body that permanently prevents full-time employment by the Company or a subsidiary, as conclusively determined by the Administrator.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE

MENTOR GRAPHICS CORPORATION

STOCK OPTION AGREEMENT

This Appendix includes additional terms and conditions that govern the Options granted to you under the Plan if you reside in one of the countries listed below. This Appendix constitutes part of the Agreement. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, labor and other laws in effect in the respective countries as of December 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise your Options or you sell shares of common stock acquired under the Plan.

The information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARMENIA

There are no country-specific provisions.

AUSTRIA

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:

(i) If you accept the Option outside the business premises of the Company, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information. If you hold shares of common stock obtained through the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of

December 31 if the value does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When shares of common stock are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

CANADA

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service. This provision replaces Section 4.1(l) of the Agreement:

In the event of the termination of your employment for any reason (whether or not in breach of local labor laws), your right to vest in the Options will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination of employment from the Company or the Employer, or (2) the date you are no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Option grant.

Data Privacy. This provision supplements Section 8 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company or any subsidiary of the Company and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Company and any subsidiary of the Company to record such information and to keep such information in your employee file.

CHINA

Method of Exercise. The following provision supplements Section 6 of the Agreement:

Due to regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you need to instruct your broker to (i) sell all of the shares of common stock issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold shares after exercise. Depending on the development of laws and status as a national of a country other than the People’s Republic of China, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to-cover exercise or any other method of exercise and payment of Tax Related Items permitted under the Plan. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares upon exercise of the Option to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or a subsidiary of the Company, and you hereby consent and agree that any proceeds from the sale of any shares may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

DENMARK

Exchange Control Information. If you establish an account holding shares of common stock or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the securities/tax obligations described below.)

Securities/Tax Reporting Information. If you hold shares of common stock acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

EGYPT

Exchange Control Information. If you transfer funds into or out of Egypt in connection with the exercise of the Option, you are required to transfer the funds through a registered bank in Egypt.

FINLAND

There are no country-specific provisions.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables.

HUNGARY

There are no country-specific provisions.

INDIA

Method of Exercise. The following provision supplements Section 6 of the Agreement:

Notwithstanding anything to the contrary in the Agreement, due to legal restrictions in India, you will not be permitted to pay the purchase price by a partial cashless exercise (also called a “sell-to-cover” exercise) such that a certain number of shares subject to the exercised Option are sold immediately upon exercise to cover the aggregate purchase price, brokers’ fees and any Tax-Related Items and the remaining shares are delivered to you. The Company reserves the right to provide you with this method of payment depending on the development of local law.

Fringe Benefit Tax Obligation. By accepting the Option, you consent and agree to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Option at the discretion of the Company and/or the Employer. Further, by accepting the Option, you agree that the Company and/or the Employer may collect the fringe benefit tax from you by any of the means set forth in Section 7 of the Agreement, or any other reasonable method established by the Company. You also agree to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company. You understand that the Company may refuse to deliver shares of common stock to you if the Company or your Employer is unable to recover the amount of any fringe benefit tax due in connection with the Options from you.

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares acquired under the Plan and any dividends received in relation to the shares to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish subsidiary, you must notify the Irish subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Options, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Method of Exercise. The following provision supplements Section 6 of the Agreement:

Due to regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you need to instruct your broker to (i) sell all of the shares of common stock issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold shares after exercise. The Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment permitted under the Plan.

ITALY

Method of Exercise. The following provision supplements Section 6 of the Agreement:

Due to Italian financial restrictions, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you need to instruct your broker to (i) sell all of the shares of common stock issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold shares after exercise. The Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment permitted under the Plan should Italian financial restrictions change.

Data Privacy. This provision replaces in its entirety Section 8 of the Agreement:

You understand that the Employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of common stock held and the details of all Options or any other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

The Controller of personal data processing is Mentor Graphics Corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is [INSERT NAME OF LOCAL ENTITY IN ITALY] with registered offices at [INSERT ADDRESS], Italy. You understand that the Data may be transferred to the Company or any of its subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares of common stock acquired pursuant to the exercise of the Options or cash from the sale of such shares of common stock may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from your country. The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: [INSERT ADDRESS].

Plan Document Acknowledgment. In accepting the Option, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the following paragraphs of the Agreements: Time of Exercise; Employment Requirements; Nature of Grant; No Advice Regarding Grant; Exercise of Option; Tax Withholding; Governing Law/Venue and Data Privacy (above).

JAPAN

Exchange Control Information. If you acquire shares of common stock valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the exercise of the Option.

In addition, if you pay more than ¥30,000,000 in a single transaction for the shares at exercise, you must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that you pay on a one-time basis at exercise of the Option exceeds ¥100,000,000, you must file both a Payment Report and a Securities Acquisition Report.

KOREA

Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day.) You likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance. If you receive US$500,000 or more from the sale of shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

NETHERLANDS

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of shares of common stock issued to you at vesting and delivery of the shares of common stock at vesting. In particular, you may be prohibited from effectuating certain transactions involving shares of common stock if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor. By accepting the Agreement and participating in the Plan, you acknowledge having read and understood this Securities Law Information and acknowledge that it is your responsibility to comply with the following Dutch insider trading rules.

PAKISTAN

Method of Exercise. The following provision supplements Section 6 of the Agreement:

Due to regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you need to instruct your broker to (i) sell all of the shares of common stock issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold shares after exercise. Depending on the development of local laws or your country of residence at the time of exercise, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to-cover exercise or any other method of exercise and payment of Tax Related Items permitted under the Plan.

Exchange Control Information. You are required immediately to repatriate to Pakistan the proceeds from the sale of the shares as described above. You should consult your personal advisor prior to repatriation of the sale proceeds to ensure compliance with applicable exchange control regulations in Pakistan, as such regulations are subject to frequent change. You are responsible for ensuring compliance with all exchange control laws in Pakistan.

POLAND

Exchange Control Information. If you hold foreign securities (including shares of common stock) and maintains accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

RUSSIA

U.S. Transaction. You understand that the Option shall be valid and the Agreement shall be concluded and become effective only when your electronic acceptance of the Agreement is received by the Company in the United States. Upon exercise of the Option, the certificates (if any) for any shares of common stock to be issued to you shall be delivered to you through a bank or brokerage account in the United States.

Securities Law Notification. This Appendix, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Exchange Control Information. In order to perform a cash exercise of the Options, you must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if you use a cashless method of exercise, such that there is no remittance of funds out of Russia.

Under current exchange control regulations, within a reasonably short time after sale of the shares of common stock acquired under the Plan, you must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. If you exercise your Options through a cashless sell-all method of exercise (whereby you instruct the broker to sell all of the shares issued upon exercise of your Option, use the proceeds to pay the purchase price, brokerage fees and any Tax-Related Items, and remit the balance in cash to you), to the extent that you receive the exercise proceeds through your local payroll, the requirement to credit the proceeds through a Russian authorized bank will not apply to you.

The Company strongly encourages you to contact your personal advisor before remitting your sale proceeds to Russia, as exchange control requirements may change.

SINGAPORE

Securities Law Notification. The grant of Options is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore subsidiary in writing when you receive an interest (e.g., Options or shares of common stock) in the Company or any subsidiary of the Company. In addition, you must notify the Company’s Singapore subsidiary when you sell shares of common stock or shares of any subsidiary (including when you sell shares of common stock issued upon exercise of your Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any subsidiary. In addition, a notification of your interests in the Company or any subsidiary must be made within two days of becoming a director.

SPAIN

No Entitlement for Claims or Compensation. The following provision supplements Section and 4.1 of the Agreement:

By accepting the Option, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be officers and employees of the Company and any subsidiary of the Company throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Options are granted on the assumption and condition that the Options shall not become part of any employment contract (whether with the Company or any subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of Options, which is gratuitous and discretionary, since the future value of the Options and the underlying shares of common stock is unknown and unpredictable. You also understand that this grant of Options would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Options and any right to the underlying shares of common stock shall be null and void.

Exchange Control Information. You must declare the acquisition of shares of common stock to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare the ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, if you wish to import the share certificates into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Securities Law Notification. This grant of Options is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

TAIWAN

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. You should consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement Section 7 of the Agreement:

You agree that if you do not pay or the Employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe due upon the exercise of your Options, or the release or assignment of the Options for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in shares of common stock issued upon exercise of the Options or from the cash proceeds from the sale of shares of common stock or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any shares of common stock to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 6 of the Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to You. The following provision is added to the Agreement:

If you are resident and ordinarily resident or resident and not ordinarily resident in the U.K. for tax purposes, as a condition of the issuance of shares of common stock upon exercise of the Option and delivery of such shares of common stock to you, you agree to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the Employer in connection with the right to acquire shares under the Plan. To accomplish the foregoing, you agree to make an election between you and the Company (the “Election”), in the form specified and/or approved for such Election by HM Revenue and Customs (“HMRC”) and provided to you by the Company, and any other consents or elections required to accomplish the transfer of the Employer NICs to you. You further agree to enter into such other joint elections as may be required between you and any successor to the Company and/or the Employer. You agree to enter into an Election prior to the exercise of Options you receive pursuant to this grant.